Exhibit 99.1
SYNERGETICS USA REPORTS FISCAL 2008 THIRD QUARTER RESULTS
Company Delivers Over $1 Million in Net Income and an 18% Increase in Revenue Over the Same Quarter Last Year
O’FALLON, MO, June 9, 2008 — Synergetics USA, Inc. (NASDAQ: SURG), a leading microsurgery company that designs, manufactures, and markets medical devices for use primarily in ophthalmic surgery and neurosurgery, today announced its financial results for the third quarter ended April 30, 2008.
For the third quarter of fiscal 2008, the Company realized revenue of $13.5 million compared to $11.5 million in the corresponding fiscal 2007 period, an increase of approximately 18%. Net income for the 2008 third quarter was $1.1 million, or $0.05 per share, as compared to a net loss of $92,000, or $0.00 per share, for the comparable 2007 quarter. During the third quarter of fiscal 2008, the Company incurred a restructuring charge of approximately $85,000 associated with the merger of its Philadelphia manufacturing facility and the operations and production of generator products into the O’Fallon facility. This charge reduced net income for the quarter by approximately $53,000 (net of tax). Excluding the restructuring charge, net income would have been $1.2 million, a record for the Company.
For the nine months ended April 30, 2008, the Company’s revenue totaled $35.6 million, compared to $32.7 million in the prior year nine month period, an increase of approximately 9%. Net income was $1.5 million for the nine months ended April 30, 2008, as compared to $0.5 million for the nine months ended April 30, 2007. Earnings per share for the nine month period ended April 30, 2008 were $0.06, as compared to earnings per share of $0.02 for the equivalent nine month period last year.
Cash and cash equivalents at April 30, 2008, totaled $138,000, essentially flat as compared to July 31, 2007. The Company had a working capital surplus of approximately $11.0 million at the fiscal 2008 quarter end, compared to a surplus of approximately $10.4 million as of July 31, 2007. The Company’s long term liabilities were $10 million at the end of the fiscal 2008 quarter, a 13% reduction compared to approximately $11.5 million at the end of fiscal 2007. Stockholders’ equity as of April 30, 2008 increased to approximately $35.1 million as compared to $33.4 million at the end fiscal 2007. The Company reports that its borrowing capacity has increased from approximately $3.5 million to $5.3 million under its various lines of credit as of April 30, 2008.
Third Quarter 2008 Background Financial Information:
•	The Company reported a significant increase in revenue, as compared to the same period last year driven primarily by an 11.8% increase in ophthalmology sales, a 50.8% increase in neurosurgery sales and a 9.1% increase in OEM revenues.

•	The Company reported an increase in gross profit margin of approximately 5 percentage points, primarily due to its manufacturing cost savings initiatives, including reducing manufacturing labor and overtime costs and manufacturing supply costs. A change in product mix toward disposable products also contributed to the increased margin.

•	During the quarter the Company reduced its debt by $2.3 million. This debt reduction was a result of the implementation of a new credit policy, which greatly reduced receivables, and a new payables policy, which improved the payment cycle.

•	Following a nine-month revenue absence, the Company started shipping the newly upgraded pain control generator model to Stryker Corporation during the third quarter. The Company has very large backorders for this product. This is expected to positively impact revenues for the fourth quarter of fiscal 2008, the first quarter of fiscal 2009 and beyond.

•	The Company announced the merger of its Philadelphia manufacturing facility and the operations and production of generator products into the O’Fallon plant as part of its overall strategy to continue improving product and component integration and increase operational efficiencies at all levels of the organization. The Company expects to record non-recurring, pre-tax severance and related costs associated with this action of approximately $400,000, with the majority of these being cash costs. The Company expensed $85,000 of this cost during the third quarter. Ongoing annual cost savings from the closing are expected to be approximately $1.5 million, or $0.05 per share. Dr. Jerry Malis will remain as Chief Scientific Officer and will lead five engineers and technicians in the further development of Malis® generators and in providing technical continuity to this product line.

•	In April of this year, the Company filed a civil, antitrust lawsuit in the United States District Court for the Southern District of New York against Swiss-based Alcon, Inc. and its primary operating subsidiary in the U.S., Alcon Laboratories, Inc. The Company believes it has suffered losses in the tens of millions of dollars resulting from Alcon’s alleged unfair practices and we seek a recovery that could exceed $100 million. This lawsuit was filed by Hanly Conroy Bierstein Sheridan Fisher & Hayes, LLP, New York City, in conjunction with SimmonsCooper LLC, East Alton, Illinois. Both firms, having specific expertise in complex commercial litigation, and after thorough analysis of the merits of the Company’s position, have agreed to represent Synergetics in this litigation on a contingency-fee basis.
Commenting on the results of the quarter, Gregg Scheller, Chairman, President, and Chief Executive Officer of Synergetics USA, Inc., stated, “This was a great quarter for Synergetics. The financial performance reported for the quarter reflects the efforts of our entire team to drive top-line growth, reduce debt, increase profitability, and achieve greater overall operational efficiency. It is exciting to see the implementation of multiple strategic initiatives translate into financial success and we expect this to continue. We are also pleased to report that the quarter was positively impacted by shipments of the newly upgraded generator to Stryker.”
Scheller continued, “Going forward we expect to continue our work in increasing revenues and focusing on reducing our inventory levels, aided in large part by the strategic restructuring and deployment of our sales forces. We will remain focused on monitoring key indicators of financial and operational performance, which will allow us to sustain and identify areas for improvement throughout all levels of the organization.”
Nine Months Ended April 30, 2008 Background Financial Information:
•	The Company reported an increase of approximately 9% in revenue as compared to the same period last year driven primarily by a 15.6% increase in ophthalmology sales, a 26.8% increase in neurosurgery sales partially offset by a 20.4% decrease in OEM revenues. Shipments of the newly upgraded Stryker pain control unit began in April.

•	The Company reported an increase in gross profit margin of approximately 1.5 percentage points primarily due to a selling price increase instituted at the beginning of the fiscal year and manufacturing cost savings initiatives, including reduced manufacturing labor and supply costs.

A change in product mix toward higher sales into international markets partially offset these contributions.
Conference Call Information:
Synergetics USA, Inc. will host a conference call the evening of Monday, June 9, 2008 at 5:00 p.m. Eastern Time. The toll free dial-in number to listen and participate live on this call is (800) 447-0521, confirmation code 21790384. For callers outside the U.S., the number is (847) 413-3238. Participants are encouraged to email questions to investorinfo@synergeticsusa.com. An audio replay will be available the following business day at http://www.synergeticsusa.com.
About Synergetics USA, Inc.
Synergetics USA, Inc. is a leading medical device company focused on progressing the standard of care for microsurgeons and their patients by seeking to improve surgical patient outcomes through the delivery of product innovations related to improvements in quality, delivery and cost. The Company focuses on the vitreoretinal, neurosurgery and ear, nose and throat surgery markets. The distribution channels include a combination of direct and independent sales organizations, and important strategic alliances with market leaders.
Forward-Looking Statements
Some statements in this release may be “forward-looking statements” for the purposes of the Private Securities Litigation Reform Act of 1995. In some cases forward-looking statements can be identified by words such as “believe,” “expect,” “anticipate,” “plan,” “potential,” “continue” or similar expressions. Such forward-looking statements include risks and uncertainties, and there are important facts that could cause actual results to differ materially from those expressed or implied by such forward-looking statements. These facts, risks and uncertainties are discussed in Synergetics’ Annual Report on Form 10-K for the year ended July 31, 2007, as updated from time to time in our filings with the Securities and Exchange Commission.
Financial Tables to Follow

Financial Highlights

	For the three months ended		For the nine months ended
	Apr 30, 2008	Apr 30, 2007	Apr 30, 2008	Apr 30, 2007
		(in thousands, except share and per share data)
Net sales	$13,500	$11,482	$35,606	$32,741
Gross profit	8,332	6,545	21,611	19,369
Selling, general and administrative expenses	5,344	6,044	16,454	16,537
Research and development expenses	748	548	1,895	1,979
Costs associated with closing of Philadelphia plant	85	—	85	—
Operating income (loss)	2,155	(47)	3,177	853
Other income (expense)	(346)	(228)	(893)	(627)
Provision (benefit) for income taxes	692	(143)	824	66
(Benefit) for re-enactment of the research & experimentation credit	—	(40)	—	(306)
Net income (loss)	$1,117	$(92)	$1,460	$466
Basic income per share	$0.05	$0.00	$0.06	$0.02
Diluted income per share	$0.05	$0.00	$0.06	$0.02
Common shares outstanding:
Basic	24,321,274	24,219,507	24,310,211	24,214,831
Diluted	24,396,183	24,423,364	24,441,241	24,423,547

	Apr 30, 2008	July 31, 2007
Cash	$138	$167
Accounts receivable, net	8,776	8,264
Inventories	14,529	14,247
Total current assets	24,401	24,010
Total assets	58,499	58,616
Total current liabilities	13,425	13,657
Total long-term liabilities	9,990	11,524
Stockholders’ Equity	35,084	33,435

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